EXHIBIT 10.1

EXECUTION VERSION

WAIVER AND FIRST AMENDMENT

WAIVER AND FIRST AMENDMENT, dated as of October 10, 2007 (this “First Amendment”), to and under the Credit Agreement, dated as of July 25, 2007 (as heretofore amended, supplemented or otherwise modified, the “Credit Agreement”), among Beazer Homes USA, Inc., a Delaware corporation (the “Borrower”), the several lenders from time to time parties thereto (the “Lenders”) and Wachovia Bank, National Association, as agent (in such capacity, the “Agent”).

W I T N E S S E T H :

WHEREAS, the Borrower, the Lenders and the Agent are parties to the Credit Agreement;

WHEREAS, the Borrower has advised the Agent and the Lenders that it intends to restate its financial statements for the fiscal quarters ended June 30, 2007, March 31, 2007 and December 31, 2006 and each of the fiscal years ended September 30, 2006, September 30, 2005, September 30, 2004, September 30, 2003 and September 30, 2002 and each fiscal quarter occurring during such fiscal years (the “Restatement”) in connection with the findings and conclusions made by the Borrower’s Audit Committee during its investigation of certain accounting matters described on Schedule I (the “Audit Committee Report”);

WHEREAS, the Borrower has further advised, and hereby acknowledges to, the Agent and the Lenders that as a result of (x) the matters identified in the Audit Committee Report giving rise to the Restatement and (y) the alleged violation of the applicable Senior Indentures asserted by the applicable indenture trustee thereunder in the notices of default delivered to the Borrower on September 6, 2007 and September 7, 2007, (i) Events of Default have occurred and are continuing under Section 8.01(2) of the Credit Agreement by reason of the Borrower’s breach of the representations and warranties contained in Sections 4.04 (Financial Statements) and Section 4.17 (Accuracy of Information) of the Credit Agreement, (ii) Events of Default may have occurred and be continuing under Section 8.01(2) of the Credit Agreement by reason of the Borrower’s breach of the representations and warranties contained in Section 4.06 (Other Agreements), Section 4.07 (Litigation) and Section 4.14 (Laws; Environment) of the Credit Agreement, (iii) Defaults and Events of Default have occurred and are continuing under Section 8.01(3) of the Credit Agreement by reason of the Borrower’s failure to comply with the covenants contained in Section 5.08(1) (Quarterly Financial Statements), Section 5.08(2) (Annual Financial Statements), Section 5.08(7) (Compliance Certificate), Section 5.08(11) (Notice of Defaults and Events of Default) and Section 5.09 (Subsidiary Reporting Requirements) of the Credit Agreement, (iv) Defaults and Events of Default may have occurred and be continuing under Section 8.01(3) of the Credit Agreement by reason of the Borrower’s failure to comply with the covenant contained in Section 5.06 (Compliance with Laws) and Section 5.08(6) (Borrowing Base Certificate), (v) Defaults and Events of Default will occur and be continuing under Section 8.01(3) of the Credit Agreement, but for the waivers contained in this First Amendment, by reason of the Borrower’s failure to comply with the requirements contained in Section 5.08(2) (Annual Financial Statements), Section 5.08(4)(b) (Variance Analysis), Section 5.08(7) (Compliance Certificate) and Section 5.08(9) (Accountant’s Report) to deliver financial statements for the fiscal year of the Borrower ending September 30, 2007 and the required accompanying certificates and letter, (vi) Defaults and Events of Default will occur and be continuing under Section 8.01(3) of the Credit Agreement, but for the waivers contained in this First Amendment, by reason of the Borrower’s failure to comply with the requirements contained in Section 5.08(1) (Quarterly Financial Statements), Section 5.08(4)(a) (Variance Analysis) and Section 5.08(7) (Compliance Certificate) to deliver financial statements for the Borrower’s fiscal quarter ending December 31, 2007 and the required accompanying certificates, and (vii) Defaults and Events of Default will occur and be continuing under Section 8.01(3) of the Credit Agreement, but for the waivers contained in this First Amendment, by reason of the Borrower’s failure to comply with the requirements contained in Section 5.09 (Subsidiary Reporting Requirements) to deliver financial statements of the Borrower’s Subsidiaries; and

WHEREAS, the Borrower further acknowledges that as a result of the Defaults and Events of Default described in the immediately preceding paragraph, the Lenders have no obligation to make any further extensions of credit;

WHEREAS, the Borrower has requested that the Lenders waive such Defaults and Events of Default to afford the Borrower an opportunity to restate its financial statements and the financial statements of its Subsidiaries, and the Lenders are agreeable to such request but only upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other valuable consideration the receipt of which is hereby acknowledged, the Borrower, the Lenders, and the Agent agree as follows:

SECTION 1.  DEFINITIONS.  Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement.

SECTION 2.  WAIVERS.

2.1  The Lenders hereby waive:

(a) any Defaults or Events of Default under Section 8.01(2) and (3) of the Credit Agreement arising solely (i) by reason of the representations and warranties contained in Sections 4.04 (Financial Statements), 4.06 (Other Agreements), 4.07 (Litigation), 4.14 (Law; Environment) and 4.17 (Accuracy of Information) of the Credit Agreement having proven to have been incorrect, incomplete or misleading as a result of the matters identified in the Audit Committee Report giving rise to the Restatement and (ii) by reason of the Borrower’s failure to comply with the covenants contained in Section 5.06 (Compliance with Laws), Section 5.08(1) (Quarterly Financial Statements), Section 5.08(2) (Annual Financial Statements), Section 5.08(4) (Variance Analysis), Section 5.08(6) (Borrowing Base Certificate), Section 5.08(7) (Compliance Certificate), Section 5.08(10) (Notice of Litigation), Section 5.08(11) (Notice of Defaults and Events of Default) and Section 5.09 (Subsidiary Reporting Requirements) of the Credit Agreement as a result of the matters identified in the Audit Committee Report giving rise to the Restatement;

(b) compliance with the covenants contained in (i) Sections 5.08(2) (Annual Financial Statements), 5.08(4)(b) (Variance Analysis), 5.08(7) (Compliance Certificate), 5.08(9) (Accountant’s Report) and 5.09(2) (Annual Financial Statements) of the Credit Agreement for the fiscal year of the Borrower ended September 30, 2007 and (ii) Sections 5.08(1) (Quarterly Financial Statements), 5.08(4)(a) (Variance Analysis), 5.08(7) (Compliance Certificate) and 5.09(1) (Quarterly Financial Statements) of the Credit Agreement for the fiscal quarter of the Borrower ending December 31, 2007, in each case as a result of the matters identified in the Audit Committee Report giving rise to the Restatement; provided that the foregoing waivers in this clause (b) above shall be conditioned upon (x) until delivery of the Restated Financial Statements in accordance with clause (y) below, the Borrower furnishing to the Agent, within the time frames therefor set forth in Section 5.08(1), 5.08(2), 5.09(1) and 5.09(2) of the Credit Agreement, the financial statements required therein except that such financial statements shall not be required to be audited or reviewed by auditors and shall be accompanied by a certificate of the President or the Chief Financial Officer of the Borrower certifying (i) that such financial statements were prepared in good faith, based upon reasonable assumptions and fairly present, in all material respects, the financial position and results of operations of the Borrower for the period indicated, subject to the Restatement (such financial statements, the “Interim Financial Statements”), (ii) the Borrower’s compliance with all financial covenants, including without limitation those set forth in Section 6.10 and Article VII of the Credit Agreement, which certificate shall set forth in reasonable detail the computation thereof and (iii) that to the best of his knowledge no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto and (y) the Borrower furnishing to the Agent for delivery to each of the Lenders no later than 3:00 p.m. (New York City time) on May 15, 2008 (i) the annual financial statements and related materials required by Sections 5.08(2), 5.08(4)(b), 5.08(7), 5.08(9) and 5.09(2) of the Credit Agreement in respect of the fiscal year of the Borrower ended September 30, 2007 and (ii) the quarterly financial statements and related materials required by Sections 5.08(1), 5.08(4)(a), 5.08(7) and 5.09(1) of the Credit Agreement in respect of the fiscal quarter ending December 31, 2007 (all such financial statements described in clauses (i) and (ii), the “Restated Financial Statements”); and

(c) any Defaults or Events of Default under Section 8.01(2), (3) and (4) of the Credit Agreement arising solely as a result of the violation of the applicable Senior Indentures asserted by the applicable indenture trustee thereunder in the notices of default delivered to the Borrower on September 6, 2007 and September 7, 2007 (it being understood that the Lenders shall not be deemed to have waived any Defaults or Events of Default hereunder arising from the acceleration of the obligations under any of the Senior Indentures, whether or not as a result of the matters asserted in such notices of default).

SECTION 3.  AMENDMENTS AND OTHER AGREEMENTS.

3.1  Amendment to Section 1.01.

(a)  Section 1.01 of the Credit Agreement is hereby amended by inserting the following new definitions in their appropriate alphabetical order:

“Acceptable Appraisal” means an appraisal commissioned by and addressed to the Agent (reasonably acceptable to the Agent as to form, assumptions, substance, and appraisal date), prepared by a qualified professional appraiser reasonably acceptable to the Agent, and complying in all material respects with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989.

 “Aggregate Outstanding Extensions of Credit” means, at any time, the sum of the aggregate principal amount of all Loans (including all Swing Line Loans) and the Facility Letter of Credit Obligations, in each case outstanding at such time.

“Appraised Value” means, with respect to any Real Property or any portion thereof, the appraised value of such Real Property or portion thereof set forth in the most-recent Acceptable Appraisal obtained by the Agent pursuant to the Loan Documents.  The Appraised Value of (a) a Real Property shall be adjusted to take into account any portion that has been sold or otherwise transferred, and (b) a portion of a Real Property shall be calculated based upon the Acceptable Appraisal for such Real Property and allocated to such portion of such Real Property by the Borrower based upon a reasonable methodology approved by the Agent, including a methodology to reflect the value of ongoing or completed construction of Housing Units and improvements to Lots under Development.

“Adjusted Cash Flow from Operations” means, for any period of four consecutive fiscal quarters of the Borrower and its Subsidiaries (other than those Subsidiaries that are not Guarantors), the sum of (a) the cash generated by (or used in) operating activities, as calculated on the quarterly financial statements for the Borrower and its Subsidiaries, on a consolidated basis for such period, as determined in accordance with GAAP, such amount being reflected in the line item designated “Net Cash (used in) provided by operating activities” on the Borrower’s quarterly financial statements, plus (b) Interest Incurred of the Borrower and its Subsidiaries, on a consolidated basis for such four consecutive fiscal quarters, as determined in accordance with GAAP.

“Audit Committee Report” has the meaning set forth in the First Amendment.

“Cash Collateral Agreement” means the Cash Collateral Agreement to be executed and delivered by the Borrower in accordance with Section 5.16, in form and substance reasonably satisfactory to the Agent and the Borrower.

“Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agreement” means the Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor in accordance with Section 5.16, in form and substance reasonably satisfactory to the Agent and the Borrower.

“Collateral Release Conditions” means the collective reference to the following conditions: (a) the Restated Financial Statements shall have been filed with the Securities and Exchange Commission, (b) no Default or Event of Default shall have occurred and be continuing under this Agreement, (c) the Senior Notes Resolution shall have occurred and (d) the Borrower shall have maintained an Interest Coverage Ratio (determined for the last four quarter period then most recently ended) of not less than 1.75 to 1.00 for two consecutive fiscal quarters then most recently ended.

“Collateral Release Date” means the date on which the Collateral Release Conditions have been satisfied in accordance with Section 2.01.2(b)(v).

“Construction Inspector” means the architectural or engineering firm or such party which the Agent shall designate to perform various services on behalf of the Agent and the Lenders.  The services to be performed by the Construction Inspector shall include inspections, review of the plans and all proposed changes to them, preparation of a “cost breakdown” construction analysis, periodic inspections of construction work for conformity with the plans, approval of draw requests and the issuance of reports and certifications solely for the benefit of the Agent and the Lenders and shall not impose upon the Agent or any Lender any obligation to make inspections, or to correct or require any other Person to correct any defects, or to notify any Person with respect to such defects,.

“First Amendment” means the Waiver and First Amendment, dated as of October 10, 2007, to and under this Agreement.

“First Amendment Effective Date” means the date that the First Amendment becomes effective in accordance with its terms.

“Interest Incurred” means, for any period, the sum (on a consolidated basis for the Borrower and its Subsidiaries (other than those Subsidiaries which are not Guarantors)) of all interest incurred (whether expensed or capitalized) of the Borrower and its Subsidiaries, less the amount of interest income for such period.

“Loan Party” means the Borrower and each Guarantor.

“Mortgaged Property” means the real estate of the Loan Parties, as to which the Agent for the benefit of the Lenders has been granted a Lien pursuant to a Mortgage.

“Mortgages” means each of the mortgages, deeds of trust and similar instruments (including any spreader, amendment, restatement or similar modification of any existing Mortgage) made by any Loan Party in favor of the Agent or for the benefit of the Agent, for the benefit of the Lenders, in form and substance reasonably satisfactory to the Agent and the Borrower.

“Mortgage Condition” means, as to any Qualified Real Property of the Loan Parties, (a) the Agent shall have received a Mortgage with respect to each Mortgaged Property encumbered by such Mortgage, executed and delivered by a duly authorized officer of each party thereto, (b) if requested by the Agent, the Agent shall have received, and the title insurance company issuing the policy referred to in clause (c) below (the “Title Insurance Company”) shall have received, maps or plats or an as-built survey of the sites of the Mortgaged Properties either certified to the Agent and the Title Insurance Company in a manner satisfactory to them, dated a date reasonably satisfactory to the Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Agent and the Title Insurance Company or otherwise acceptable to the Title Insurance Company to induce the Title Insurance Company to remove any survey exception from the policy referred to in clause (c) below and issue customary survey-dependent endorsements, (c) the Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance, in each case in form and substance reasonably satisfactory to the Agent, (d) the Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy referred to in clause (c) above, all charges for mortgage recording tax, and all related expenses, if any, have been paid, (e) if requested by the Agent, the Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage and (2) provides coverage in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board, (f) the Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the policy or policies referred to in clause (c) above and a copy of all other material documents affecting the Mortgaged Properties, (g) the Agent shall have received evidence that counterparts of such Mortgages have been filed in the offices that the Agent may reasonably deem necessary or desirable in order to create a valid Lien on the property described therein in favor of the Agent and evidence that all other actions that the Agent may reasonably deem necessary or desirable in order to create valid and perfected first priority Liens on the Mortgaged Properties has been taken, subject to Liens permitted by Section 6.01(1) through (6) to the extent such Liens are senior in priority to the Lien created by the Mortgage by operation of law and Liens that are exceptions to coverage in the title policies referred to in clause (c) above and (h) the Agent shall have received a letter of opinion of local counsel addressed to the Agent and the Lenders in states in which the Qualified Real Property is located with respect to the enforceability and validity of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Secured Debt Conditions” means, with respect to any Secured Debt permitted to be incurred under Section 6.02, the collective reference to the following conditions: (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties shall be true and correct in all material respects immediately prior to, and immediately after giving effect to, the incurrence of such Secured Debt.

“Qualified Real Property” means, with respect to any Loan Party, all Real Property that is owned solely by such Person; provided that no Real Property shall be considered for inclusion as Qualified Real Property unless (a) the Agent shall have received an Acceptable Appraisal (the fees and expenses associated with such Acceptable Appraisal to be paid by the Borrower in accordance with the terms of this Agreement), (b) the Agent shall be satisfied that all actions necessary or desirable in order to create perfected first priority Lien on such real property have been taken, including, the filing and recording of Mortgages and (c) the Agent shall have received an environmental assessment report, in form and substance reasonably satisfactory to the Agent from an environmental consulting firm reasonably satisfactory to the Agent (it being understood that in satisfaction of this clause (c), the Agent shall accept Phase I environmental reports which have been prepared no more than two years prior to the date of delivery thereof or if any such report was prepared more than two years prior to the date of delivery thereof, an environmental database update with respect thereto, so long as each such report and update is in form and substance reasonably satisfactory to the Agent).

“Real Property” means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased by a Loan Party (the “Land”), together with the right, title and interest of such Loan Party in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land necessary for the residential development of such Land, together with all of the buildings and other improvements now or hereafter erected on the Land, and any fixtures appurtenant thereto.  It is understood that any calculation of the book value of Real Property shall be calculated as of the month end last reported in a Borrowing Base Certificate.

“Restated Financial Statements” has the meaning set forth in the First Amendment.

“Restated Financial Statements Delivery Date” means the date on which the Restated Financial Statements shall have been delivered in accordance with Section 2.1(b) of the First Amendment.

“Restatement” has the meaning set forth in the First Amendment.

“Secured Borrowing Base” means, with respect to any date of determination, an amount equal to the sum of the following assets of the Loan Parties with respect which the Borrower shall have satisfied the Secured Borrowing Base Conditions:  an amount equal to (i) 100% of the Unrestricted Cash plus (ii) 100% of the book value of Receivables from Housing Unit Closings plus  (iii) 30% of the book value of Lots under Development plus (iv) 50% of the book value of Finished Lots plus (v) 65% of the book value of Speculative Housing Units plus (vi) 80% of the book value of Housing Units under Contract; provided that if the Agent has an Acceptable Appraisal with respect to a Real Property (or any portion thereof) that is included in the Secured Borrowing Base, then the amount of availability includable in the Secured Borrowing Base attributable to such Real Property (or portion thereof) shall be equal to the lesser of (A) the amounts calculated as set forth above and (B) the amounts that would be calculated as set forth using the Appraised Value of such Real Property (or portion thereof) instead of book value.  Notwithstanding anything to the contrary herein, (x) not more than 30% of the total aggregate Secured Borrowing Base (including, without limitation, Unrestricted Cash and Receivables) shall be comprised of Lots Under Development and Finished Lots and (y) not more than 25% of the total aggregate Secured Borrowing Base (including, without limitation, Unrestricted Cash and Receivables) shall be comprised of Secured Borrowing Base Assets of the type described in the foregoing clauses (iii) through (vi) that relate to property located in a Single Market.

“Secured Borrowing Base Assets” means those assets of the Loan Parties with respect to which the Secured Borrowing Base Conditions shall have been satisfied.

“Secured Borrowing Base Conditions” means those conditions set forth on Schedule IV.

“Security Documents” means the collective reference to the Cash Collateral Agreement, the Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Agent granting a Lien on any property of any Person to secure the Obligations of the Loan Parties under any Loan Document.

“Senior Notes Litigation” means the litigation captioned “Beazer Homes USA, Inc. v. U.S. Bank National Association and U.S. Bank Trust National Association”, Civil Action, File No. 1:07-CV-2006-JEC, pending in the United States District Court for the Northern District of Georgia (Atlanta Division), commenced on or about September 10, 2007.

“Senior Notes Resolution” means, so long as no action has been taken by the applicable trustee under the Senior Indentures to exercise rights and remedies thereunder, the occurrence of either (i) a final and nonappealable order entered in favor of the Borrower in the Senior Notes Litigation or (ii) any settlement of the Senior Notes Litigation by entry of a final, nonappealable order dismissing the Senior Notes Litigation with prejudice.

“Single Market” means the reference to each separate metropolitan statistical area identified on Schedule V, as updated by the Borrower from time to time.

(b)  Section 1.01 of the Credit Agreement is hereby amended by inserting in the definition of “Borrowing Base Availability” after “Borrowing Base” therein the phrase “or the Secured Borrowing Base, as applicable,”.

(c)  Section 1.01 of the Credit Agreement is hereby amended by inserting in the definition of “Borrowing Base Debt” after “means” the phrase: “(a) at any time prior to the Collateral Release Date, the Aggregate Outstanding Extensions of Credit and (b) at any time on and after the Collateral Release Date,”.

(d)  Section 1.01 of the Credit Agreement is hereby amended by inserting in the definition of “Inventory Valuation Date” at the end thereof immediately before the period therein “and, at any time prior to the Collateral Release Date, Section 2.01.2(b)(ix)”.

(e)  Section 1.01 of the Credit Agreement is hereby amended by deleting in its entirety the definition of “Loan Documents” inserting in lieu thereof the following:

“Loan Documents” means this Agreement, the Notes, the Guaranties, the Security Documents, the Reimbursement Agreements, and any and all documents delivered hereunder or pursuant hereto.”.

(f)  Section 1.01 of the Credit Agreement is hereby amended by inserting in the definition of “Secured Debt” immediately after the word “excluding” the phrase “the Obligations, the obligations under the Senior Indentures and”.

(g)  Section 1.01 of the Credit Agreement is hereby amended by inserting in the definition of “Unrestricted Cash” at the end thereof immediately prior to the period therein “, except to the extent such cash is identified as “restricted” as a result of the Liens pursuant to the Security Documents”.

3.2  Amendments to Section 2.01.2

(a)  Section 2.01.2 of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting in lieu thereof the following:

 “Section 2.01.2 Borrowing Bases.

(a) Borrowing Base.  At any time after the Collateral Release Date when the Borrower’s senior unsecured long-term debt does not have a rating of BBB- or higher from S&P or Baa3 or higher from Moody’s, (i) the aggregate amount of Borrowing Base Debt at any one time outstanding may not exceed the Borrowing Base as of the most recent Inventory Valuation Date and (ii) no Loan shall be made, and no Facility Letter of Credit shall be issued or amended, that would have the effect of increasing the then outstanding amount of the Borrowing Base Debt to an amount exceeding such Borrowing Base, provided that a Loan shall not be deemed to have increased the amount of the Borrowing Base Debt to the extent that the proceeds of such Loan are immediately used to repay a Swing Line Loan theretofore included in the Borrowing Base Debt.

(b)  Secured Borrowing Base.  (i) On and after the First Amendment Effective Date, (A) the aggregate amount of Aggregate Outstanding Extensions of Credit at any one time outstanding shall not exceed the Secured Borrowing Base as of the most recent date of determination and (B) no Loan shall be made, and no Facility Letter of Credit shall be issued or amended, if after giving effect to the incurrence of such Loan or the issuance or amendment of such Facility Letter of Credit, the then outstanding amount of the Aggregate Outstanding Extensions of Credit shall exceed the Secured Borrowing Base as of the most recent date of determination; provided that a Loan shall not be deemed to have increased the amount of the Aggregate Outstanding Extensions of Credit to the extent that the proceeds of such Loan are immediately used to repay a Swing Line Loan theretofore included in the calculation of Aggregate Outstanding Extensions of Credit.  On and after the Collateral Release Date, the Borrower shall no longer be required to comply with this Section 2.01.2(b), which Section shall have no further force and effect.

(ii)           The Borrower may, upon not less than seven days’ prior notice, request in writing that the Agent release its Liens on Mortgaged Properties or any portion thereof that the Borrower or the applicable Loan Party has a Housing Unit under Contract to be sold in the ordinary close of business with a closing date that is within thirty days of the requested release.  In the event that the Agent receives such request in accordance herewith, then the Agent shall release its Liens on such Mortgaged Property (or the portion thereof, including any related personal property) within five Business Days prior to the date of the Housing Unit Closing so long as the net proceeds of such sale are paid to the Agent to be applied to repay the outstanding Loans and/or cash collateralize outstanding Facility Letters of Credit.  Upon the release of the Agent’s Liens on any portion of the Mortgaged Properties, such portion of the Mortgaged Properties shall no longer be included in the calculation of the Secured Borrowing Base as reflected in the next Borrowing Base Certificate to be delivered by the Borrower.

(iii)           With respect to Unrestricted Cash or Mortgaged Property included in the calculation of the Secured Borrowing Base, from time to time, the Borrower may request in writing (which in the case of any release of Unrestricted Cash in exchange for the pledge of Mortgaged Property, shall include a certification that any such Unrestricted Cash released shall be paid in immediately available funds to the Loan Party which shall have pledged such Mortgaged Property substituting therefor), that the Agent release its Lien on (x) such Unrestricted Cash, (y) such Mortgaged Property (or any portion thereof, including any related personal property) in order to substitute one or more Mortgaged Properties in lieu thereof or (z) on Unrestricted Cash or Mortgaged Property (or any portion thereof, including any related personal property), or any combination thereof as the Borrower may determine in its sole discretion at any time that the Secured Borrowing Base exceeds the Aggregate Outstanding Extensions of Credit as of the most recent date of determination in an amount not to exceed such excess.  In the event that the Agent receives such request in accordance herewith, then the Agent shall, (A) so long as no Event of Default has occurred and is continuing or would result therefrom and (B) either after giving effect to such release and any substitution of Mortgaged Properties (or any portion thereof) (I) the Aggregate Outstanding Extensions of Credit does not exceed the lesser of the Secured Borrowing Base and the Aggregate Commitment, or (II) the Required Lenders approve such release, then within ten days of such request, release its Lien on such Unrestricted Cash or such Mortgaged Property (or any portion thereof, including any related personal property); provided that (X) if Unrestricted Cash is subject to the request for release, (Y) in the case of a release described in clause (z) above or (Z) if Mortgaged Property subject to the request for a release constitutes more than 10% of the book value of the aggregate Secured Borrowing Base Assets used in the calculation of the Secured Borrowing Base, then the Borrower shall provide to the Agent an updated Borrowing Base Certificate evidencing compliance with the Secured Borrowing Base as described above.  Any Unrestricted Cash released hereunder in exchange for Mortgaged Property shall be paid in immediately available funds to the Loan Party which shall have pledged such Mortgaged Property substituting therefor.  Upon the release of the Agent’s Liens on any Unrestricted Cash or Mortgaged Property, such Unrestricted Cash or Mortgaged Property shall no longer be included in the calculation of the Secured Borrowing Base.

(iv)           A Loan Party may, without the consent of any Lender, the Agent or any other Person, (A) make immaterial dispositions (including, but not limited to, lot line adjustments) of portions of any Mortgaged Property for dedication or public use to, or permit the creation of Liens to secure the levy of special assessments in favor of, governmental authorities, community development districts and property owners’ associations, (B) make immaterial dispositions of portions of the Mortgaged Property to third parties for the purpose of resolving any encroachment issues, (C) grant easements, restrictions, covenants, reservations and rights-of-way for resolving minor encroachment issues or for access, water and sewer lines, telephone, cable and internet lines, electric lines or other utilities or for other similar purposes, and (D) consent to or join in any land use or other development approval documents (including subdivision plats, easements and the like) provided that such disposition, grant or consent is usual and customary in the normal course of the Borrower’s development business and otherwise does not materially impair the value, utility or operation of the applicable Mortgaged Property.  In connection with any disposition or creation of any Lien or any grant or consent permitted pursuant to this Section, the Agent shall execute and deliver or cause to be executed and delivered any instrument reasonably necessary or appropriate in the case of the dispositions referred to above to release the portion of the Mortgaged Property affected by such disposition from the Lien of the applicable Mortgage, or to subordinate the Lien of the applicable Mortgage, or acknowledge that the Lien of any Mortgage is subordinate, to such Liens, easements, restrictions, covenants, reservations and rights-of-way or other similar grants, or to evidence such consent or joinder, in each case upon receipt by the Agent of (x) five Business Days’ prior written notice thereof; (y) a copy of the applicable instrument or instruments of disposition or subordination; and (z) a certificate from an officer of the Borrower stating that such disposition is usual and customary in the normal course of the Borrower’s development business and otherwise does not materially impair the value, utility or operation of the applicable Mortgaged Property.

(v)           The Agent and the Lenders hereby agree that (A) upon satisfaction of the Collateral Release Conditions, all of the security interests in, and Liens on, the Collateral, shall be deemed to be forever released, discharged and terminated, (B) upon satisfaction of the Permitted Secured Debt Conditions, all of the security interests and Liens shall be deemed to be forever released, discharged and terminated on the applicable Collateral being pledged to the secured party providing the Secured Debt only to the extent such Secured Debt is permitted under Section 6.02 (it being understood that, in the case of this clause (B), no Liens shall be released, discharged or terminated on Collateral included in the Secured Borrowing Base and the proceeds thereof) and (C) upon the occurrence of the Termination Date prior to the Collateral Release Date and payment in full of all the outstanding Obligations (or, with respect to outstanding Facility Letters of Credit, cash collateralization or other arrangements reasonably satisfactory to Issuing Lenders therefor and the Agent) all of the security interests in, and Liens on, the Collateral, shall be deemed to be forever released, discharged and terminated.  In the case of the foregoing clause (A), all provisions herein related to the Secured Borrowing Base and Liens of the Agent on Collateral shall be deemed automatically terminated and of no further force and effect from and after the date that the Collateral Release Conditions shall have been satisfied. From and after the date that the Collateral Release Conditions or the Permitted Secured Debt Conditions, as the case may be, shall have been satisfied or the Termination Date shall have occurred and all outstanding Obligations shall have been paid in full (or, with respect to outstanding Facility Letters of Credit, cash collateralized or provided for pursuant to other arrangements reasonably satisfactory to Issuing Lenders therefor and the Agent), the Agent shall (x) execute (as applicable) and deliver Uniform Commercial Code termination statements (and to, the extent permitted under the Uniform Commercial Code in effect in any relevant jurisdiction, does hereby authorize the Loan Parties from and after the date that the Collateral Release Conditions or the Permitted Secured Debt Conditions, as the case may be, shall have been satisfied to file, or cause to be filed, such termination statements), intellectual property release documents and such other instruments of release and discharge pertaining to the security interests and other Liens granted to the Agent pursuant to the Security Documents in any of the Collateral being so released as the Borrower may reasonably request to effectuate, or reflect of public record, the release and discharge of all such security interests and Liens and (y) deliver promptly all Collateral in its possession to the extent that the Liens on such Collateral are being released, discharged or terminated.  All of the foregoing deliveries shall be at the expense of the Borrower, with no liability to the Agent or any Lender, and with no representation or warranty by or recourse to the Agent or any Lender.

(vi)           The Agent will be entitled to obtain, and at the request of Required Lenders shall obtain, at Borrower’s expense a new Acceptable Appraisal of each Real Property (or any portion thereof) included in the Secured Borrowing Base, but not more than once every twelve (12) months during the term of this Agreement; provided that, in addition to the foregoing, the Agent will be entitled to obtain, at the Borrower’s expense, additional Acceptable Appraisals of any such Real Property (or any portion thereof) if (x) an Event of Default exists or (y) an appraisal is required under applicable Law.

(vii)           The Secured Borrowing Base shall be administered by the Agent in accordance with such requirements as may be established by the Agent from time to time.  Administration of the Secured Borrowing Base shall include, without limitation:

(A)           Inspections.  The Agent, Construction Inspector or their respective employees, agents or representatives shall be entitled to inspect the Collateral included in the Secured Borrowing Base from time to time, as follows: (I) at the Agent's option, but typically no more than once each quarter, the Construction Inspector may review the inventory status from the financial records of the Loan Parties, which will include sales reports, copies of contracts, paid invoices, etc.; (II) at the Agent's option, a portion of the vertical construction will be selected at random, but extensions will not be predicated upon satisfactory inspections prior to the extension of such credit; (III) at the Agent's option, at least once each quarter, the Construction Inspector may review up to 5% of the Housing Units of two divisions of the Loan Parties included in the Secured Borrowing Base; (IV) land development work for Mortgaged Properties in which Loan proceeds are requested to be advanced will be inspected periodically by the Construction Inspector at the Agent's sole discretion; and (V) material negative variances will be discussed with the Borrower and, if not satisfactorily resolved, will be reflected in the current month’s Borrowing Base Certificate.  All inspections made by the Agent, Construction Inspector or their respective employees, agents or representatives, shall be made solely and exclusively for the protection and benefit of the Lenders and neither the Borrower nor any other Person shall be entitled to claim any loss or damage against the Agent, the Construction Inspector, any Lender or any of their respective employees, agents or representatives for failure to properly discharge any alleged duties of the Agent.

(B)           Work-in-Progress Documentation.  The Agent shall be
entitled to inspect not more than once each quarter the documentation with respect to all work-in-progress including, without limitation, sales contracts, end loan commitments, buyer deposits, lot purchase closing statements, certificates of occupancy, notices of commencement, etc.  Further, the Agent may request such documentation monthly with respect to a random sample pool of such documentation.

(C)           Budget.  Upon request of the Agent from time to time, a budget setting forth the estimates of the total cost of construction for specific Housing Units included in the Secured Borrowing Base shall be provided by the Borrower to the Agent, at the Borrower’s sole expense.

(D)           Plan and Cost Review.  Upon request of the Agent from time to time, plans and cost budgets with respect to land development work in respect of Mortgaged Properties included in the Secured Borrowing Base shall be provided by the Borrower to the Agent, at the Borrower’s expense.

(E)           Title Updates.  The Agent may require, from time to time, such title updates (including without limitation, ownership and encumbrance reports) with respect to the Collateral in the Secured Borrowing Base to confirm the lien status of such Collateral (in particular, that the Security Documents continue to constitute a first lien on and security interest in such Collateral subject only to Permitted Encumbrances), as the Agent deems reasonably prudent all at the Borrower’s sole expense.

(viii)                      The Borrower shall pay all reasonable fees and expenses associated with any of the actions taken under this Section 2.01.2(b) including, without limitation, (A) all reasonable fees and charges with respect to any appraisal, re-appraisal, and survey costs, (B) title insurance charges and premiums, (C) title search or examination costs, including abstracts, abstractors' certificates and uniform commercial code searches, (D) judgment and tax lien searches for each Loan Party, (E) reasonable fees and costs of environmental investigations site assessments and remediations, (F) recordation taxes, documentary taxes, transfer taxes and mortgage taxes, and (G) filing and recording fees.

(ix)           The Secured Borrowing Base shall be calculated at the times and in the manner set forth below in this Section:

(A)           Within thirty-five (35) days after the end of each calendar month, beginning with the calendar month ending October 31, 2007, and at such other times as the Agent or the Required Lenders may reasonably require, the Borrower shall provide the Agent with a Borrowing Base Certificate showing the Borrower’s calculations of the components of the Secured Borrowing Base together with all documentation and other data supporting such calculations as the Agent may require.  The Agent shall have a period of five Business Days following receipt of a Borrowing Base Certificate to notify the Borrower of its disapproval thereof.  Failure of the Agent to so notify the Borrower within such five Business Day period shall be deemed approval and such Secured Borrowing Base as set forth in such Borrowing Base Certificate shall be effective as of the date approved (or deemed approved) by the Agent.  The amount so approved (or deemed approved) shall constitute the Secured Borrowing Base until such time as a new Borrowing Base Certificate is delivered and approved in accordance with this Section.

(B)           In the event that the Agent timely notifies the Borrower of its disapproval of a Borrowing Base Certificate, then the Agent shall notify the Borrower in writing of the amount of the Secured Borrowing Base as reasonably determined by the Agent and the basis of such determination, and the effective date thereof (which shall be the date of the giving of such notice by the Agent), and such amount shall thereupon and thereafter constitute the Secured Borrowing Base which shall remain in effect until such time as a new Borrowing Base Certificate is delivered and approved in accordance with this Section.

(C)           Each determination of the Secured Borrowing Base in accordance with this Section shall be binding and conclusive upon the parties hereto, provided that the Lenders are not bound to rely on information and figures provided by the Borrower if the Agent reasonably determines in good faith that it would be inappropriate to do so.  Nothing contained herein shall be deemed to restrict the Borrower from submitting additional Borrowing Base Certificates to the Agent for its approval at times other than those required hereunder.”.

3.3  Amendment to Section 2.05.  Sections 2.05(a) and (b) of the Credit Agreement are hereby amended by deleting the subsection in its entirety and inserting in lieu thereof the following:

“(a)  On and after the First Amendment Effective Date, but prior to the date of the Senior Notes Resolution, the Applicable Eurodollar Margin shall be 3.50%.  On and after the date of the Senior Notes Resolution, the Applicable Eurodollar Margin shall be determined by reference to the Leverage Ratio in accordance with the following pricing grid and the provisions of this Section 2.05:

Leverage Ratio	Less than 1.00x	Greater than or equal to 1.00x and less than 1.25x	Greater than or equal to 1.25x and less than 1.75x	Greater than or equal to 1.75x
Applicable Eurodollar Margin	1.50%	1.75%	2.00%	2.25%

(b)  The Applicable Eurodollar Margin under the foregoing pricing grid shall be determined with reference to the Leverage Ratio as of the last day of each fiscal quarter.  The determination of the Leverage Ratio shall be made from the then most recent annual or quarterly financial statements of the Borrower delivered by the Borrower pursuant to Sections 5.08(1) and 5.08(2) or, at any time prior to delivery of the Restated Financial Statements in accordance with the First Amendment, pursuant to the Interim Financial Statements (as defined in the First Amendment) and the adjustment, if any, to the Applicable Eurodollar Margin shall take place on, and be effective from and after, the fifth Business Day after the date on which the Agent has received such financial statements.”.

3.4  Amendments to Section 2.11.

(a)  Section 2.11 is hereby amended by adding immediately after Section 2.11(b) therein a new Section 2.11(c) as follows:

“(c)  If at any time after the Borrower complies with Section 5.16 but prior to the Collateral Release Date, the Aggregate Outstanding Extensions of Credit exceeds the lesser of the Borrowing Base and the Aggregate Commitment, then the Borrower shall within two Business Days thereafter prepay Loans and/or cash collateralize the Facility Letter of Credit Obligations in an aggregate amount equal to any such excess.”.

3.5  Amendment to Section 2.22.1.  Section 2.22.1(b) of the Credit Agreement is hereby amended by adding at the end of the sentence therein the following:  “, provided that as to any Facility Letter of Credit issued prior to the Collateral Release Date, the Borrower shall not request Facility Letters of Credit for any purposes other than for such purposes which are permitted to be secured by a “Permitted Lien” under, and as defined in, each of the Senior Indentures without regard to the provisions of clause (xi) thereunder”.

3.6  Amendments to Section 2.22.3.  Section 2.22.3 of the Credit Agreement is hereby amended by (a) adding at the end of clause (iii)(a) of such Section the following proviso “; provided that as to any representations and warranties made prior to the Restated Financial Statements Delivery Date, this condition shall be deemed to have been waived solely to the extent that the representations and warranties contained in Section 4.04 (Financial Statements), Section 4.06 (Other Agreements), Section 4.07 (Litigation), Section 4.14 (Law; Environment) and Section 4.17 (Accuracy of Information) are incorrect, incomplete or misleading as a result of (or in the case of the representations and warranties contained in Section 4.07, directly resulting from) the matters identified in the Audit Committee Report giving rise to the restatement of the Borrower’s financial statements (it being understood that any certificate to be delivered pursuant to this Section may be so qualified)” and (b) adding after the phrase “If applicable under Section 7.03” at the beginning of clause (iii)(c) of such Section “at any time after the Collateral Release Date”.

3.7  Amendment to Section 2.22.6.  Section 2.22.6 of the Credit Agreement is hereby amended by:

(a) deleting the “The” at the beginning of paragraph (c) of such Section and substituting in lieu thereof “(i)  At any time after the Collateral Release Date, the”’ and

(b) adding a new paragraph (ii) at the end of paragraph (c) of such Section as follows:

“(ii)           At any time prior to the Collateral Release Date, if any draft is paid under any Facility Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, Charlotte, North Carolina time, on (i) the Business Day immediately following the day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., Charlotte, North Carolina time, or (ii) if clause (i) above does not apply, the second Business Day following the day that the Borrower receives such notice.  Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date when such payment is required as set forth above, Section 2.07(a) and (y) thereafter, Section 2.07(d).”.

3.8  Amendments to Section 3.02.  Section 3.02 of the Credit Agreement is hereby amended by (a) adding at the end of clause (1)(a) of such Section the following proviso “; provided that this condition shall be deemed to have been waived solely to the extent that the representations and warranties contained in Section 4.04 (Financial Statements), Section 4.06 (Other Agreements), Section 4.07 (Litigation), Section 4.14 (Law; Environment) and Section 4.17 (Accuracy of Information) of the Credit Agreement are incorrect, incomplete or misleading as a result of (or in the case of the representations and warranties contained in Section 4.07, directly resulting from) the matters identified in the Audit Committee Report giving rise to the restatement of the Borrower’s financial statements (it being understood that any certificate to be delivered pursuant to this Section may be so qualified)” and (b) adding after the phrase “If applicable under Section 7.03” at the beginning of clause (1)(c) of such Section “at any time after the Collateral Release Date”.

3.9  Amendment to Article IV.  Article IV of the Credit Agreement is hereby amended by adding immediately after Section 4.17 the following new Sections 4.18 and 4.19:

“4.18.                      Security Documents.  (a) After the execution and delivery thereof in accordance with Section 5.16 until the Collateral Release Date or other release thereof permitted under this Agreement, each of the Cash Collateral Agreement and the Collateral Agreement is effective to create in favor of the Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the other Collateral described in the Collateral Agreement, when financing statements in appropriate form are filed in the appropriate jurisdictions, the Collateral Agreement shall constitute a fully perfected Lien on all right, title and interest of the Borrower and the Guarantors in such Collateral (other than such Collateral in which a security interest cannot be perfected by filing of a financing statement under the UCC as in effect at the relevant time in the relevant jurisdiction) and the proceeds thereof, as security for the Obligations (as defined in the Cash Collateral Agreement or the Collateral Agreement, as applicable), in each case prior and superior in right to any other Person except (other than with respect to the Cash Collateral Agreement), Liens permitted under Section 6.01(1) through (6) .

(b)  Upon execution and delivery thereof until the Collateral Release Date or other release thereof permitted under this Agreement, each of the Mortgages is effective to create in favor of the Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the appropriate recording offices, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Borrower and the Guarantors in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than those exceptions to title set forth in the applicable title insurance policy described in clause (c) of the definition of Mortgage Conditions).

4.19  Certain Representations and Warranties.  So long as waivers contained in Section 2.1(b) of the First Amendment are in effect, the representations and warranties contained in Section 4.04 (Financial Statements), Section 4.06 (Other Agreements), Section 4.07 (Litigation), Section 4.14 (Law; Environment) and Section 4.17 (Accuracy of Information) shall be deemed to be made as set forth in this Agreement except that such representations and warranties shall be deemed to be made with an exception for (or in the case of the representations and warranties contained in Section 4.07, the matters directly resulting from) the matters identified in the Audit Committee Report giving rise to the Restatement.”.

3.10  Amendment to Section 5.08.  Section 5.08(6) of the Credit Agreement is hereby amended by inserting the phrase “ending at any time after the Collateral Release Date” immediately after the words “calendar month” in the second line of such Section.

3.11  Amendment to Section 5.15.  Section 5.15 of the Credit Agreement is hereby amended by inserting immediately after the defined term “Title Companies” in the last sentence therein the parenthetical “(other than Beazer Title Agency of Arizona, LLC)”.

3.12  Amendment to Article V.  Article V of the Credit Agreement is hereby amended by adding immediately after Section 5.15 the following:

“Section 5.16 Post-Closing Matters.  Within five Business Days after the First Amendment Effective Date, deliver, and cause each Subsidiary to deliver, to the Agent evidence of the actions specified on Schedule 5.16(1), (2), (3), (5), (6), (7) and (8) and within ten Business Days after the First Amendment Effective Date, deliver, and cause each Subsidiary to deliver, to the Agent evidence of the actions specified on Schedule 5.16(4); provided that each such date may be extended by the Agent acting in its reasonable discretion and in each case upon terms and conditions reasonably satisfactory to the Agent.”.

3.13  Amendment to Section 6.01.  Section 6.01 of the Credit Agreement is hereby amended by (i) deleting the period at the end of paragraph (7), (ii) inserting in lieu thereof “;” and (iii) adding at the end thereof immediately after paragraph (7) in such section the following:

“(8)           Liens pursuant to the Security Documents.”

3.14  Amendment to Section 6.11.  Section 6.11 of the Credit Agreement is hereby amended by (a) deleting the “and” immediately prior clause (d) therein and inserting in lieu thereof a comma and (b) adding immediately after clause (d) therein the following:  “and (e) any amendments of the Senior Indentures, in form and substance reasonably satisfactory to the Agent, in connection with a Senior Notes Resolution”.

3.15  Amendments to Section 7.01.  Section 7.01 of the Credit Agreement is hereby amended by deleting the dollar amount “$1,000,000,000” in clause (i) in such Section and inserting in lieu thereof the dollar amount “$900,000,000”.

3.16  Amendment to Section 7.03.  Section 7.03 of the Credit Agreement is hereby amended by inserting the phrase “after the Collateral Release Date” immediately after the words “At any time” in the first line of such Section.

3.17  Amendment to Section 7.04.

(a)  Section 7.04 of the Credit Agreement is hereby amended by deleting the subsection in its entirety and inserting in lieu thereof the following:

“Section 7.04 Interest Coverage Ratio.  The Borrower shall maintain an Interest Coverage Ratio of not less than the ratio set forth below opposite such fiscal quarter, which ratio shall be determined as of the last day of each fiscal quarter for the four-quarter period ending on such day:

Fiscal Quarter	Interest Coverage Ratio

September 30, 2007	1.00 to 1.00
December 31, 2007	0.50 to 1.00
March 31, 2008	0.25 to 1.00
June 30, 2008	0.25 to 1.00
September 30, 2008	0.25 to 1.00
December 31, 2008	0.25 to 1.00
March 31, 2009	0.50 to 1:00
June 30, 2009	0.50 to 1.00
September 30, 2009	0.75 to 1.00
December 31, 2009	1.00 to 1.00
March 31, 2010	1.25 to 1.00
June 30, 2010	1.50 to 1.00
September 30, 2010 and each fiscal quarter thereafter	1.75 to 1.00

3.18  Amendment to Section 7.06.  Section 7.06 of the Credit Agreement is hereby amended by deleting such Section in its entirety and inserting in lieu thereof the following:

“Section 7.06  Minimum Liquidity.  If as of the last day of the fiscal quarter most recently ended (a) the Interest Coverage Ratio is less than 1.75 to 1.00 and (b) the ratio of Adjusted Cash Flow From Operations for the last four quarters then ended to Interest Incurred by the Loan Parties for the last four quarters then ended is less than 1.75 to 1.00, on and after such day, the Borrower shall maintain Unrestricted Cash not included in the Secured Borrowing Base, together with any Borrowing Base Availability, in an amount of not less than $120,000,000.”.

3.19  Amendment to Section 8.01.  Section 8.01 of the Credit Agreement is hereby amended by (a) adding at the end of Section 8.01(3) the phrase “except as otherwise provided in Section 8.01(12)” and (b) adding at the end of such Section immediately after paragraph (10) therein new paragraphs (11), (12) and (13) as follows:

“(11)                      Except with respect to releases of Liens permitted under this Agreement, any of the Security Documents prior to the Collateral Release Date shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or prior to the Collateral Release Date any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

(12)           Any Loan Party shall default in the observance or performance of (a) any covenant contained in Section 5.16 or (b) prior to the Collateral Release Date, any term, covenant or agreement contained in the Cash Collateral Agreement, the Collateral Agreement or any Mortgage, and such default contained in this clause (b) shall continue unremedied for 30 consecutive days;

(13)           Any adverse judgment shall have been entered in the Senior Notes Litigation, and such adverse judgment shall not have been stayed, annulled or rescinded within 60 days of being entered;”.

3.20  Amendment to Credit Agreement.  The Credit Agreement is hereby amended by:

(a)  adding new Schedules IV, V and 5.16 thereto in the form attached hereto as Exhibits A, B and C;

(b)  deleting Exhibit D in its entirety and inserting in lieu thereof a new Exhibit D in the form attached hereto as Exhibit D; and

(c)           deleting Schedules 4.07 and 4.14 in their entirety and inserting in lieu thereof new Schedules 4.07 and 4.14 attached hereto as Exhibits E and F.

SECTION 4.  CONDITIONS PRECEDENT.

4.1  Effective Date.  This First Amendment shall become effective as of the date first set forth above (the “First Amendment Effective Date”) following the date on which all of the following conditions have been satisfied or waived:

(a)  Execution and Delivery.  The Agent shall have received:

(1)  this First Amendment, executed and delivered by a duly authorized officer of the Borrower and the Lenders constituting Required Lenders;

(2)  an executed Acknowledgment and Consent, in the form set forth as Exhibit H hereto, or a facsimile transmission thereof, from each Guarantor (such Acknowledgment and Consent, together with this First Amendment, the “Amendment Documents”);

(3)  all fees required to be paid, and all reasonable out-of-pocket expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agent), on or before the First Amendment Effective Date;

(4)  a certificate duly executed by the Chief Financial Officer of the Borrower certifying that no Default or Event of Default shall have occurred and be continuing on the First Amendment Effective Date after giving effect to this First Amendment.

(b)  The Agent shall have received for the account of each Lender entitled thereto, an amendment fee in an amount equal to 0.35% of such Lender’s Commitment calculated as of the First Amendment Effective Date, but such fees shall be payable (i) only to each Lender that has delivered (including by way of facsimile or electronic mail) its executed signature page to this Amendment to the attention of Robert Trust or Elisabeth Juterbock, of Simpson Thacher & Bartlett LLP, 425 Lexington Ave., New York, New York 10017, telecopy number 212-455-2502, email rtrust@stblaw.com or ejuterbock@stblaw.com at or prior to 5:00 P.M., New York time, on Wednesday, October 10, 2007, and (ii) only if the Borrower executes this Amendment; and

(c)  After giving effect to this Amendment, there shall be no Default or Event of Default.

SECTION 5.  GENERAL.

5.1  Representations and Warranties.

(a)  In order to induce the Agents and the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Agents, the Arrangers and the Lenders that after giving effect to this Amendment, the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the First Amendment Effective Date (after giving effect hereto) as if made on and as of the First Amendment Effective Date (except where such representations and warranties expressly relate to an earlier date in which case such representations and warranties were true and correct in all material respects as of such earlier date); provided that the representations and warranties contained in Section 4.04 (Financial Statements), Section 4.06 (Other Agreements), Section 4.07 (Litigation), Section 4.14 (Law; Environment) and Section 4.17 (Accuracy of Information) shall be deemed to be made as set forth in the Credit Agreement except that such representations and warranties shall be deemed to be made with an exception for the matters identified in the Audit Committee Report giving rise to the Restatement.

(b)  In order to induce the Agents and the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Agents, the Arrangers and the Lenders that each of the Borrower and the Guarantors has all necessary corporate power and authority to execute and deliver the Amendment Documents; the execution and delivery by each such party of the Amendment Documents have been duly authorized by all necessary corporate action on its part; and the Amendment Documents have been duly executed and delivered by each such party and constitute each such party’s legal, valid and binding obligation, enforceable in accordance with its terms.

5.2  Notice of Effectiveness.  The Agent shall promptly advise the Lenders and the Borrower that this Amendment has become effective and of the First Amendment Effective Date.

5.3  APPLICABLE LAW AND JURISDICTION.  THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

5.4  Counterparts.  This First Amendment may be executed by the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

5.5  Successors and Assigns.  This First Amendment shall be binding upon and inure to the benefit of the Borrower and its successors and assigns, and upon the Agents and the Lenders and each of their respective successors and assigns.  The execution and delivery of this Amendment by any Lender prior to the First Amendment Effective Date shall be binding upon its successors and assigns and shall be effective as to any loans or commitments assigned to it after such execution and delivery.

5.6  Continuing Effect.  Except as expressly amended hereby, the Credit Agreement as amended by this First Amendment shall continue to be and shall remain in full force and effect in accordance with its terms.  This First Amendment shall not constitute an amendment or waiver of any provision of the Credit Agreement not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Borrower that would require an amendment, waiver or consent of the Agent or the Lenders except as expressly stated herein.  Any reference to the “Credit Agreement” in any Credit Document or any related documents shall be deemed to be a reference to the Credit Agreement as amended by this First Amendment.

5.7  Headings.  Section headings used in this First Amendment are for convenience of reference only, are not part of this First Amendment and are not to affect the constructions o, or to be taken into consideration in interpreting, this First Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

BORROWER:	BEAZER HOMES USA, INC.,
a Delaware corporation

By:  /s/ Allan P. Merrill
Name: Allan P. Merrill
Title: Executive Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Agent and as a Lender

By: /s/ R. Scott Holtzapple
Name: R. Scott Holtzapple
Title:  Senior Vice President

CITIBANK, N.A., as a Lender

By: /s/ Marni McManus
Name: Marina McMannus
Title:  Vice President

BNP PARIBAS, as a Lender

By:  /s/ Duane Helkowski
Name:  Duane Helkowski
Title:  Managing Director

By:  /s/ Melissa Balley
Name:  Melissa Balley
Title:  Vice President

THE ROYAL BANK OF SCOTLAND, as a Lender

By: /s/ William McGinty
Name:  William McGinty
Title:  Senior Vice President

GUARANTY BANK, as a Lender

By: /s/ Amy Satsky
Name:  Amy Satsky
Title:  Senior Vice President

REGIONS FINANCIAL CORPORATION, as a Lender

By: /s/ Daniel McClurkin
Name:  Daniel McClurkin
Title:  Assistant Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By: /s/ Wayne E. Olson
Name:  Wayne E. Olson
Title:  Vice President

CITY NATIONAL BANK, a national banking association, as a Lender

By: /s/ Xavier Barrera
Name:  Xavier Barrera
Title:  Vice President

PNC BANK, N.A., as a Lender

By: /s/ Douglas G. Paul
Name:  Douglas G. Paul
Title:  Senior Vice President

UBS LOAN FINANCE, LLC, as a Lender

By: /s/ Irja R. Otsa
Name:  Irja R. Otsa
Title:  Associate Director Banking Products Services, US

By: /s/ Mary C. Evans
Name:  Mary C. Evans
Title:  Associate Director Banking Products Services, US

COMERICA BANK, as a Lender

By: /s/ James Graycheck
Name:  James Graycheck
Title:  Vice President